Exhibit 99.1

                         Report of Independent Auditors


To the Shareholders and Board of Trustees of The Northern Institutional Funds


In planning and performing our audit of the financial statements of the Northern Institutional Funds (the "Funds," as defined in Appendix A) for the year ended November 30, 2001, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at November 30, 2001.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be used by anyone other than these specified parties.


                              /s/ Ernst & Young LLP

Chicago, Illinois
January 16, 2002

                                   Appendix A


Northern Institutional Government Select Portfolio

Northern Institutional Government Portfolio

Northern Institutional Diversified Assets Portfolio

Northern Institutional Tax-Exempt Portfolio

Northern Institutional Municipal Portfolio

Northern Institutional Liquid Assets Portfolio

Northern Institutional U.S. Government Securities Portfolio

Northern Institutional Short-Intermediate Bond Portfolio

Northern Institutional Intermediate Bond Portfolio

Northern Institutional U.S. Treasury Index Portfolio

Northern Institutional Bond Portfolio

Northern Institutional International Bond Portfolio

Northern Institutional Core Bond Portfolio

Northern Institutional Balanced Portfolio

Northern Institutional Equity Index Portfolio

Northern Institutional Diversified Growth Portfolio

Northern Institutional Focused Growth Portfolio

Northern Institutional Mid-Cap Growth Portfolio

Northern Institutional Small Company Index Portfolio

Northern Institutional Small Company Growth Portfolio

Northern Institutional International Equity Portfolio

Northern Institutional International Growth Portfolio